Exhibit EX-99.CODE ETH

CODE OF ETHICS

FOR

CHIEF EXECUTIVE AND CHIEF FINANCIAL OFFICER
OF EACH OF

SPECIAL VALUE OPPORTUNITIES FUND, LLC

SPECIAL VALUE EXPANSION FUND, LLC
SPECIAL VALUE CONTINUATION FUND, LLC

SPECIAL VALUE CONTINUATION PARTNERS, LP

TENNENBAUM OPPORTUNITIES FUND V, LLC

AND

TENNENBAUM OPPORTUNITIES PARTNERS V, LP

(the “Funds” and each a “Fund”)

AS ADOPTED BY THE BOARDS OF DIRECTORS

JUNE 18, 2004, AUGUST 19, 2004, JULY 18, 2006, JULY 18, 2006, SEPTEMBER 29, 2006, AND DECEMBER 22, 2006, RESPECTIVELY

LAST AMENDMENT APPROVED BY THE BOARDS OF DIRECTORS

FEBRUARY 1, 2008

The Funds are committed to conducting business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to full and accurate disclosure — financial and otherwise — in compliance with applicable law. This Code of Ethics, applicable to each Fund’s Chief Executive Officer and Chief Financial Officer (or persons performing similar functions) (together, “Senior Officers”), sets forth policies to guide you in the performance of your duties.

As a Senior Officer, you must comply with applicable law. You also have a responsibility to conduct yourself in an honest and ethical manner. You have leadership responsibilities that include creating a culture of high ethical standards and a commitment to compliance, maintaining a work environment that encourages the internal reporting of compliance concerns and promptly addressing compliance concerns.

This Code of Ethics recognizes that the Senior Officers are subject to certain conflicts of interest inherent in the operation of investment companies, because the Senior Officers currently or may in the future serve as Senior Officers of the Fund, as officers or employees of the Fund’s investment manager or co-manager (together with their respective advisory affiliates, the “Adviser”) and as officers or directors of other registered investment companies and unregistered investment funds advised by the Adviser. This Code of Ethics also recognizes that certain laws and regulations applicable to, and certain policies and procedures adopted by, the Fund or the Adviser govern your conduct in connection with many of the conflict of interest situations that arise in connection with the operations of the Fund, including:

•	the Investment Company Act of 1940, and the rules and regulation promulgated thereunder by the Securities and Exchange Commission (the “1940 Act”);

•	the Investment Advisers Act of 1940, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “Advisers Act”);

•	the Consolidated Code of Ethics adopted by the Fund pursuant to Rule 17j-1(c) under the 1940 Act and by the Adviser pursuant to Rule 204A-1(a) Under the Investment Advisers Act of 1940 that has been reviewed and approved by those directors (the “Directors”) of the Fund that are not “interested persons” of the Fund (the “Independent Directors”) within the meaning of the 1940 Act (the “1940 Act and Advisers Act Code of Ethics”;

•	the policies and procedures adopted by the Fund to address conflict of interest situations, such as procedures under Rule 10f-3 and Rule 17a-7 under the 1940 Act (collectively, the “Fund Policies”); and

•	the Adviser’s general policies and procedures to address, among other things, conflict of interest situations and related matters (collectively, the “Adviser Policies”).

The provisions of the 1940 Act, the Advisers Act, the 1940 Act and Advisers Act Code of Ethics, the Fund Policies and the Adviser Policies are referred to herein collectively as the “Additional Conflict Rules.”

This Code of Ethics is different from, and is intended to supplement, the Additional Conflict Rules. Accordingly, a violation of the Additional Conflict Rules by a Senior Officer is hereby deemed not to be a violation of this Code of Ethics, unless and until the Board of Directors of the Fund (the “Board”) shall determine that any such violation of the Additional Conflict Rules is also a violation of this Code of Ethics.

Senior Officers Should Act Honestly and Candidly

Each Senior Officer has a responsibility to the Fund to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

Each Senior Officer must:

•	act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Additional Conflict Rules;

•	comply with the laws, rules and regulations that govern the conduct of the Fund’s operations and report any suspected violations thereof in accordance with the section below entitled “Compliance With Code Of Ethics”; and

•	adhere to a high standard of business ethics.

Conflicts Of Interest

A conflict of interest for the purpose of this Code of Ethics occurs when your private interests interfere in any way, or even appear to interfere, with the interests of the Fund.

Senior Officers are expected to use objective and unbiased standards when making decisions that affect the Fund, keeping in mind that Senior Officers are subject to certain inherent conflicts of interest because Senior Officers of a Fund also are or may be officers of the Adviser and other funds advised or serviced by the Adviser (as a result of which it is incumbent upon you to be familiar with and to seek to comply with the Additional Conflict Rules).

You are required to conduct the business of the Fund in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest between personal and business relationships. When making any investment, accepting any position or benefits, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest with respect to the Fund where you are receiving a personal benefit, you should act in accordance with the letter and spirit of this Code of Ethics.

If you are in doubt as to the application or interpretation of this Code of Ethics to you as a Senior Officer of the Fund, you should make full disclosure of all relevant facts and circumstances to the general counsel of Tennenbaum Capital Partners, LLC (the “General Counsel”) and obtain the approval of the General Counsel prior to taking action.

Some conflict of interest situations that should always be approved by the General Counsel, if material, include the following:

•	the receipt of any entertainment or non-nominal gift by the Senior Officer, or a member of his or her family, from any company with which the Fund has current or prospective business dealings (other than the Adviser), unless such entertainment or gift is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•	any ownership interest in, or any consulting or employment relationship with, any of the Fund’s service providers, other than the Adviser or a subsidiary of the Fund; or

•	a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Senior Officer’s employment by the Adviser, such as compensation or equity ownership.

Disclosures

It is the policy of the Fund to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission or a national securities exchange and in all other public communications made by the Fund. As a Senior Officer, you are required to promote compliance with this policy and to abide by the Fund’s standards, policies and procedures designed to promote compliance with this policy.

Each Senior Officer must:

•	familiarize himself or herself with the disclosure requirements applicable to the Fund as well as the business and financial operations of the Fund; and

•	not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, including to the Directors, the Fund’s independent auditors, the Fund’s counsel, counsel to the Independent Directors, governmental regulators or self-regulatory organizations.

Compliance with Code of Ethics

If you know of or suspect a violation of this Code of Ethics or other laws, regulations, policies or procedures applicable to the Fund, you must report that information on a timely basis to the General Counsel. No one will be subject to retaliation because of a good faith report of a suspected violation.

The Fund will follow these procedures in investigating and enforcing this Code of Ethics, and in reporting on this Code of Ethics:

•	the General Counsel will take all appropriate action to investigate any actual or potential violations reported to him or her;

•	violations and potential violations will be reported to the Board after such investigation;

•	if the Board determines that a violation has occurred, it will take all appropriate disciplinary or preventive action; and

•	appropriate disciplinary or preventive action may include a letter of censure, suspension, dismissal or, in the event of criminal or other serious violations of law, notification of the Securities and Exchange Commission or other appropriate law enforcement authorities.

Waivers of Code of Ethics

Except as otherwise provided in this Code of Ethics, the General Counsel is responsible for applying this Code of Ethics to specific situations in which questions are presented to the General Counsel and has the authority to interpret this Code of Ethics in any particular situation. The General Counsel shall take all action he or she considers appropriate to investigate any actual or potential violations reported under this Code of Ethics.

The General Counsel is authorized to consult, as appropriate, with counsel to the Fund, the Adviser or the Independent Directors, and is encouraged to do so.

The Board is responsible for granting waivers of this Code of Ethics, as appropriate. Any changes to or waivers of this Code of Ethics will, to the extent required, be disclosed on Form N-CSR, or otherwise, as provided by Securities and Exchange Commission rules.

Recordkeeping

The Fund will maintain and preserve for a period of not less than six (6) years from the date an action is taken, the first two (2) years in an easily accessible place, a copy of the information or materials supplied to the Board:

•	that provided the basis for any amendment or waiver to this Code of Ethics; and

•	relating to any violation of this Code of Ethics and sanctions imposed for such violation, together with a written record of the approval or action taken by the Board.

Confidentiality

All reports and records prepared or maintained pursuant to this Code of Ethics shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code of Ethics, such matters shall not be disclosed to anyone other than the Independent Directors and their counsel, the Fund (including the Board) and its counsel, the Adviser and its counsel and any other advisors, consultants or counsel retained by the Directors, the Independent Directors or any committee of the Directors.

Amendments

This Code of Ethics may not be amended except in written form, which is specifically approved by a majority vote of the Directors, including a majority of the Independent Directors.

No Rights Created

This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern each of the Senior Officers in the conduct of the Fund’s business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder or any other person or entity.